Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Appoints Melkeya McDuffie as Senior Vice President and Chief Human Resources Officer

•McDuffie Brings Strong HR Leadership Experience in Multi-Location Operations

HOUSTON, TX, August 11, 2025 - Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 250 automotive retailer with 259 dealerships located in the U.S. and U.K., today announced the appointment of Melkeya McDuffie as Senior Vice President and Chief Human Resources Officer, effective Monday, August 11th.
Having served in executive human resources leadership roles for over 20 years across multiple industries and companies, Ms. McDuffie has a proven track record of developing and deploying strategies to attract, enrich and retain the best talent needed to capacitate businesses for sustainable growth and profitability.
“Melkeya shares our vision that developing a strong, people-first culture is the key to building an agile organization that delivers on its business objectives across geographies,” said Group 1 President and CEO Daryl Kenningham. “Her experience building high-performing cultures, combined with her leadership and creativity, will support our focus on operational excellence and help attract colleagues who rethink business as usual. We are excited to welcome her to the team.”
About Melkeya McDuffie
Since 2023, Ms. McDuffie has served as Chief People Officer for Bright Horizons, a global leader in early education, family and workforce solutions with 30,000 employees across the U.S., U.K., the Netherlands, Australia and India. Previously, she served as Executive Vice President, Chief Human Resources Officer for Clean Harbors, the largest environmental and hazardous waste disposal company in North America with 20,000 employees. Prior to this role, Ms. McDuffie was Chief Human Resources Officer at The Wallace Foundation, one of the nation’s leading philanthropic organizations. Earlier in her career, she held a series of talent management positions at Waste Management, advancing from Regional Human Resources Business Partner to Vice President, Human Resources, and later held senior HR roles with Wells Fargo Mortgage, HSBC Finance Corporation and Quest Diagnostics.
Ms. McDuffie received her B.A. in Business and M.B.A. from York St. John University in York, England. She has completed advanced executive programs in global business at Harvard Business School, strategic business leadership at the University of Chicago Booth School of Business and employee relations at Cornell University’s School of Industrial and Labor Relations. She currently serves on the advisory board of Dress for Success Houston and is a Director of Trex Company, the world’s #1 decking brand, where she serves on both the Audit and Compensation Committees.
Throughout her career, Ms. McDuffie has earned numerous accolades, including “Most Powerful and Influential Women” and “Most Powerful Businesswomen in Texas” by the National Diversity Council, “Most Influential Black Women to Follow” by CIO Views and the “HR Superstars” recognition by HRO Today Magazine.

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 259 automotive dealerships, 324 franchises and 39 collision centers in the United States and the United Kingdom that offer 36 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, and www.facebook.com/group1auto.
SOURCE: Group 1 Automotive, Inc.
Media Contact:
Kimberly Barta
Head of Marketing and Communications
Group 1 Automotive, Inc.
503-539-0756
kbarta@group1auto.com
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